Exhibit 99.1

Granite Reports Second Quarter 2019 Results

Highlights

Second Quarter

•	Results impacted by previously announced non-cash after-tax charges of $106.7 million (before-tax $143.7 million) related to four legacy, unconsolidated Heavy Civil joint venture projects
•	Revenue was $789.5 million, including $114.2 million in revenue reduction due to charges
•	Strong June operational and financial performance following wet weather impacts through May
•	Committed and Awarded Projects[1] (CAP) was a record $4.9 billion, up 33.4 percent year-over-year, up 8.9 percent sequentially
•	Public and private market demand remains robust

WATSONVILLE, Calif. (August 2, 2019) - Granite Construction Incorporated (NYSE: GVA) today reported a net loss of $97.8 million ($2.09 per diluted share) for the quarter ended June 30, 2019, compared to a net loss of $8.4 million ($0.20 per diluted share) for the quarter ended June 30, 2018. On a year-to-date basis, net loss was $132.4 million, ($2.83 per diluted share) compared to a net loss of $19.8 million ($0.49 per diluted share) last year. The 2019 figures include non-cash after-tax charges of $106.7 million ($2.28 per diluted share).

“As previously announced, our second quarter results were impacted by non-cash charges related to four legacy, unconsolidated Heavy Civil joint venture projects, and we are taking additional action to de-risk the business and improve the stability and trajectory of our results,” said James H. Roberts, President and Chief Executive Officer at Granite Construction Incorporated. “We remain very encouraged by the strong underlying performance of our overall portfolio, with our construction, materials, and water businesses delivering solid second quarter results despite wet weather that continued through May. We have a robust project pipeline ahead for 2019 and beyond, with CAP at a record $4.9 billion. We remain confident that our end-market focused businesses and strategy will create significant value in the second half of 2019 and beyond for our stakeholders.”

Second quarter 2019 and 2018 results include after-tax, acquisition-related expenses of $12.0 million and $26.5 million, respectively2. Excluding the impact of acquisition-related expenses, second quarter 2019 adjusted net loss was $85.8 million3 and 2018 adjusted net income was $18.2 million3, with adjusted loss per diluted share of $1.833 and adjusted income per diluted share $0.443, respectively.

Selling, general & administrative (“SG&A”) expenses were $70.0 million for the three months ended June 30, 2019, compared to $61.3 million last year. For the first six months of 2019, SG&A expenses were $151.2 million, compared to $122.6 million during the same prior-year period. The increase is primarily attributable to businesses acquired in 2018.

Including non-cash charges in the current quarter, adjusted EBITDA3 was $(84.3) million, compared to $50.9 million last year. On a year-to-date basis, adjusted EBITDA3 totaled $(93.6) million, compared to $60.2 million last year.

Cash and marketable securities total $206.0 million as of June 30, 2019 reflecting Granite’s disciplined cash management and operational strength.  This, in addition to Granite’s diverse business portfolio, positions the Company to navigate the current situation while maintaining a strong balance sheet.

The Company’s effective tax rate in the second quarter was 25.3 percent.

Second Quarter and Year-To-Date 2019 Segment Results

Transportation

•

Second quarter 2019 revenue was $404.0 million, compared to $502.7 million in last year’s quarter. This quarter’s results included a revenue reduction of $114.2 million due to increased project costs on four legacy, unconsolidated Heavy Civil joint venture projects, and corresponding reductions in project percent completion. Year-to-date 2019 revenue decreased 13.9 percent to $742.2 million (including $114.2 million negative impact), compared to $861.9 million last year. Revenue was also impacted by inclement weather that continued across the country through May.

•

Including charges of $143.7 million on four legacy, unconsolidated Heavy Civil joint venture projects, second quarter 2019 gross loss was $99.9 million, compared to gross profit of $36.0 million last year. Year-to-date gross loss was $78.6 million, compared to a gross profit of $67.4 million last year. The pre-tax charges are related to 1) increased project completion costs, which were exacerbated by schedule delays and execution of a significant amount of disputed work, and 2) a recent unfavorable court ruling on a project dispute.

•	Segment CAP totaled nearly $4.0 billion as of June 30, 2019, including $1.1 billion of construction management/general contractor (CMGC) and alternative procurement projects.

Water

•

Second quarter 2019 revenue was $112.8 million compared to $51.6 million in last year’s quarter. Year-to-date 2019 revenue was $212.1 million, compared to $91.7 million last year. The revenue increases were primarily related to 2018 acquisitions, though operations were impacted by inclement weather experienced across our operations through May.

•

Second quarter 2019 gross profit was $11.3 million compared to $5.5 million last year, with gross profit margin slightly lower at 10.0 percent. Year-to-date gross profit was $19.4 million, compared to $17.0 million last year. Year-to-date gross profit margin was 9.1 percent, down from 18.6 percent in 2018, which included non-recurring emergency work.

•	Segment CAP totaled $318.1 million as of June 30, 2019.

Specialty

•

Second quarter 2019 revenue was $175.1 million, compared to $151.8 million in last year’s quarter. Year-to-date 2019 revenue was $315.8 million, compared to $270.3 million last year. The revenue increases were primarily related to the acquisition of the Layne Christensen Company in June 2018.

•

Second quarter 2019 gross profit was $22.2 million compared to $21.5 million last year, with gross profit margin of 12.7 percent down from 14.1 percent last year. Year-to-date gross profit was $37.1 million, compared to $37.2 million last year, with gross profit margin of 11.7 percent, down from 13.8 percent in 2018. The margin was adversely impacted by project delays and by a labor dispute, resolved late in the quarter, that temporarily disrupted a key customer’s operations.

•	Segment CAP totaled $559.3 million as of June 30, 2019.

Materials

•

Second quarter 2019 revenue was $97.6 million, compared to $100.9 million in last year’s quarter. Year-to-date 2019 revenue was $139.3 million, compared to $146.7 million last year. The decrease is attributable to inclement weather across the western United States through May.

•

Second quarter 2019 gross profit was $14.0 million, compared to $17.5 million last year, with gross profit margin of 14.3 percent down from 17.3 percent in 2018. Year-to-date gross profit was $10.2 million, compared to $15.0 million last year, with gross profit margin of 7.4 percent, down from 10.2 percent in 2018 as wet weather persisted all the way through May, slowing plant productivity.

Outlook and Guidance

On July 29, 2019, Granite announced that it has accelerated its strategic review of the Heavy Civil operating group with a clear objective to expedite the Company’s plan to reduce risk and exposure to the large, complex projects business.

“This next step in de-risking our portfolio is critical on our path to produce predictable, consistent results,” Roberts said. “This action, coupled with a robust economic environment in our core business, creates profitable growth opportunities across geographies and end markets. Importantly, we just celebrated the one-year anniversary of the Layne Christensen acquisition and the completion of their systems conversion. This allows our companies to operate on one platform, providing increased efficiencies as we enter the back half of 2019.”

Roberts concluded, “Although our second quarter results reflected near-term challenges, we are energized to leverage the Company’s immense skill sets and broad capabilities and capitalize on a market that is both healthy and opportunistic. Now is the time to unlock the earnings power of our Company.”

The Company’s expectations for 2019 are:

•	High single-digit consolidated revenue growth
•	Adjusted EBITDA margin of 4.0 percent to 5.0 percent, including the impact of the charges

(1) Committed and Awarded Projects (“CAP”) is comprised of unearned revenue and other awards, as well as CMGC and alternative procurement projects.

(2) Acquisition-related expenses include acquisition, integration, acquired intangible amortization expenses, acquisition-related depreciation and synergy costs.

(3) Adjusted net income (loss), adjusted diluted income (loss) per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.

Conference Call

Granite will conduct a conference call today, August 2, 2019, at 5:00 a.m. Pacific Time/8:00 a.m. Eastern Time to discuss the results of the quarter ended June 30, 2019. The Company invites investors to listen to a live audio webcast on its Investor Relations website, https://investor.graniteconstruction.com. The live call is available by calling 1-800-353-6461; international callers may dial 1-334-323-0501. An archive of the webcast will be available on the website approximately one hour after the call. A replay will be available after the live call through August 9, 2019, by calling 1-888-203-1112, replay access code 8102255; international callers may dial 1-719-457-0820.

About Granite

Through its offices and subsidiaries nationwide, Granite Construction Incorporated (NYSE: GVA) is a full-suite provider in the transportation, water infrastructure and mineral exploration markets. Granite is America’s Infrastructure Company as well as an award-winning firm in safety, quality and environmental stewardship. The Company has been honored as one of the World’s Most Ethical Companies by Ethisphere Institute for ten consecutive years. Granite is listed on the New York Stock Exchange and is part of the S&P MidCap 400 Index, the MSCI KLD 400 Social Index and the Russell 2000 Index. For more information, visit www.graniteconstruction.com and connect with Granite on LinkedIn, Twitter, Facebook and Instagram.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, growth, demand, strategic plans, outcomes, guidance, backlog, Committed and Awarded Projects (CAP), and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, growth, demand, strategic plans, outcomes, guidance, backlog, CAP, and results. These expectations may or may not be realized.  Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except share and per share data)

	June 30, 2019	December 31, 2018	June 30, 2018
ASSETS
Current assets
Cash and cash equivalents	$144,958	$272,804	$195,515
Short-term marketable securities	41,037	30,002	20,014
Receivables, net	551,958	473,246	492,718
Contract assets	257,650	219,754	265,190
Inventories	102,163	88,623	96,024
Equity in construction joint ventures	241,786	282,229	252,467
Other current assets	63,056	48,731	49,100
Total current assets	1,402,608	1,415,389	1,371,028
Property and equipment, net	557,118	549,688	595,787
Long-term marketable securities	20,000	36,098	61,191
Investments in affiliates	82,109	84,354	99,495
Goodwill	264,107	259,471	246,881
Right of use assets	73,439	—	—
Deferred income taxes, net	36,055	2,918	25,135
Other noncurrent assets	122,705	128,683	156,808
Total assets	$2,558,141	$2,476,601	$2,556,325

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$48,397	$47,286	$207,982
Accounts payable	303,128	251,481	303,885
Contract liabilities	119,289	105,449	91,864
Accrued expenses and other current liabilities	339,047	273,626	293,959
Total current liabilities	809,861	677,842	897,690
Long-term debt	366,896	335,119	280,710
Lease liabilities	60,868	—	—
Deferred income taxes, net	4,680	4,317	5,759
Other long-term liabilities	58,268	61,689	71,180
Commitments and contingencies
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 46,838,199 shares as of June 30, 2019, 46,665,889 shares as of December 31, 2018 and 45,688,582 shares as of June 30, 2018	468	467	457
Additional paid-in capital	568,264	564,559	516,680
Accumulated other comprehensive (loss) income	(3,448)	(749)	1,022
Retained earnings	642,124	787,356	737,417
Total Granite Construction Incorporated shareholders’ equity	1,207,408	1,351,633	1,255,576
Non-controlling interests	50,160	46,001	45,410
Total equity	1,257,568	1,397,634	1,300,986
Total liabilities and equity	$2,558,141	$2,476,601	$2,556,325

GRANITE CONSTRUCTION INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue
Transportation	$403,978	$502,711	$742,188	$861,856
Water	112,831	51,618	212,086	91,659
Specialty	175,084	151,842	315,777	270,313
Materials	97,647	100,948	139,290	146,670
Total revenue	789,540	807,119	1,409,341	1,370,498
Cost of revenue
Transportation	503,857	466,748	820,817	794,431
Water	101,568	46,168	192,704	74,645
Specialty	152,874	130,366	278,700	233,101
Materials	83,645	83,468	129,046	131,669
Total cost of revenue	841,944	726,750	1,421,267	1,233,846
Gross (loss) profit	(52,404)	80,369	(11,926)	136,652
Selling, general and administrative expenses	69,998	61,316	151,153	122,568
Acquisition and integration expenses	9,177	26,287	12,500	34,696
Gain on sales of property and equipment	(4,935)	(1,505)	(6,835)	(2,048)
Operating loss	(126,644)	(5,729)	(168,744)	(18,564)
Other (income) expense
Interest income	(1,728)	(1,173)	(4,544)	(2,694)
Interest expense	4,158	3,203	8,172	5,638
Equity in income of affiliates	(2,594)	(3,534)	(3,884)	(3,758)
Other income, net	(759)	(940)	(2,521)	(672)
Total other income	(923)	(2,444)	(2,777)	(1,486)
Loss before (benefit from) provision for income taxes	(125,721)	(3,285)	(165,967)	(17,078)
(Benefit from) provision for income taxes	(31,760)	2,796	(40,925)	(1,335)
Net loss	(93,961)	(6,081)	(125,042)	(15,743)
Amount attributable to non-controlling interests	(3,875)	(2,304)	(7,368)	(4,065)
Net loss attributable to Granite Construction Incorporated	$(97,836)	$(8,385)	$(132,410)	$(19,808)

Net loss per share attributable to common shareholders
Basic	$(2.09)	$(0.20)	$(2.83)	$(0.49)
Diluted	$(2.09)	$(0.20)	$(2.83)	$(0.49)
Weighted average shares of common stock
Basic	46,824	41,044	46,762	40,074
Diluted	46,824	41,044	46,762	40,074
Dividends per common share	$0.13	$0.13	$0.26	$0.26

GRANITE CONSTRUCTION INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

Six Months Ended June 30,	2019	2018
Operating activities
Net loss	$(125,042)	$(15,743)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	61,747	43,547
Gain on sales of property and equipment, net	(6,835)	(2,048)
Change in deferred income taxes	(35,192)	—
Stock-based compensation	7,221	10,193
Equity in net loss from unconsolidated joint ventures	105,834	13,418
Net income from affiliates	(3,884)	(3,758)
Other non-cash adjustments	4,630	—
Changes in assets and liabilities, net of the effects of acquisitions	(101,994)	(121,054)
Net cash used in operating activities	(93,515)	(75,445)
Investing activities
Purchases of marketable securities	—	(9,952)
Maturities of marketable securities	5,000	60,000
Purchases of property and equipment	(54,354)	(36,471)
Proceeds from sales of property and equipment	7,870	2,704
Cash paid to purchase businesses, net of cash and restricted cash acquired	(6,227)	(55,030)
Other investing activities, net	(215)	269
Net cash used in investing activities	(47,926)	(38,480)
Financing activities
Proceeds from debt	75,499	105,250
Debt principal repayments	(43,842)	(1,250)
Cash dividends paid	(12,152)	(10,389)
Repurchases of common stock	(3,948)	(6,165)
Distributions to non-controlling partners	(3,200)	(6,400)
Other financing activities, net	1,238	429
Net cash provided by financing activities	13,595	81,475
Net decrease in cash, cash equivalents and restricted cash	(127,846)	(32,450)
Cash and cash equivalents and restricted cash of $5,825 and $0 at beginning of each period	278,629	233,711
Cash, cash equivalents and restricted cash of $5,825 and $5,746 at end of each period	$150,783	$201,261

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue
Transportation	$403,978	$502,711	$742,188	$861,856
Water	112,831	51,618	212,086	91,659
Specialty	175,084	151,842	315,777	270,313
Materials	97,647	100,948	139,290	146,670
Total revenue	$789,540	$807,119	$1,409,341	$1,370,498
Gross (loss) profit
Transportation	$(99,879)	$35,963	$(78,629)	$67,425
Water	11,263	5,450	19,382	17,014
Specialty	22,210	21,476	37,077	37,212
Materials	14,002	17,480	10,244	15,001
Total gross (loss) profit	$(52,404)	$80,369	$(11,926)	$136,652
Gross (loss) profit as a percent of revenue
Transportation	(24.7%)	7.2%	(10.6%)	7.8%
Water	10.0	10.6	9.1	18.6
Specialty	12.7	14.1	11.7	13.8
Materials	14.3	17.3	7.4	10.2
Total gross (loss) profit as a percent of total revenue	(6.6%)	10.0%	(0.8%)	10.0%

GRANITE CONSTRUCTION INCORPORATED
Committed and Awarded Projects
(Unaudited - dollars in thousands)

	June 30, 2019		March 31, 2019		June 30, 2018
Unearned revenue:
Transportation	$2,921,437	79.1%	$2,187,300	76.4%	$2,594,464	75.9%
Water	253,418	6.9	220,303	7.7	275,932	8.1
Specialty	517,457	14.0	456,008	15.9	545,944	16.0
Total unearned revenue	3,692,312	100.0	2,863,611	100.0	3,416,340	100.0
Other awards(1)
Transportation	18,290	14.7	595,952	81.9	42,591	18.1
Water	64,693	51.8	97,479	13.4	122,954	52.2
Specialty	41,807	33.5	34,223	4.7	70,037	29.7
Total other awards	124,790	100.0	727,654	100.0	235,582	100.0
Total contract backlog(2)
Transportation	2,939,727	77.0	2,783,252	77.5	2,637,055	72.2
Water	318,111	8.3	317,782	8.8	398,886	10.9
Specialty	559,264	14.7	490,231	13.7	615,981	16.9
Total contract backlog(2)	3,817,102	100.0	3,591,265	100.0	3,651,922	100.0
Alternative procurement work(3)
Transportation	1,055,751	100.0	884,000	100.0	—	—
Water	—	—	—	—	—	—
Specialty	—	—	—	—	—	—
Total alternative procurement work(3)	1,055,751	100.0	884,000	100.0	—	—
Committed and Awarded Projects
Transportation	3,995,478	82.0	3,667,252	81.9	2,637,055	72.2
Water	318,111	6.5	317,782	7.1	398,886	10.9
Specialty	559,264	11.5	490,231	11.0	615,981	16.9
Total Committed and Awarded Projects	$4,872,853	100.0%	$4,475,265	100.0%	$3,651,922	100.0%

(1) Other awards include unissued task orders and unexercised contract options to the extent their issuance or exercise is probable as well as contract awards to the extent we believe contract execution and funding is probable.

(2) Contract Backlog is calculated by adding Unearned Revenue and Other Awards.

(3)Alternative Procurement Work represents Construction Manager/General Contractor projects that will enter backlog as task orders are issued in 2019 and over the next few years.

Non-GAAP Financial Information

The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA and EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing additional non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin, adjusted loss before (benefit from) provision for income taxes, adjusted benefit from (provision for) income taxes, adjusted net (loss) income attributable to Granite Construction Incorporated and adjusted diluted net (loss) income per share to indicate the impact of non-recurring acquisition, integration, acquired intangible amortization expenses, acquisition related depreciation and synergy costs (collectively referred to as “transaction costs”) related to the acquisition of the Layne Christensen Company and LiquiForce. Acquisition and integration costs include external transaction costs, professional fees and internal travel. Synergy costs include expenses incurred which will be eliminated as the integration of Layne and LiquiForce is completed.

Management believes that these additional non-GAAP financial measures facilitate comparisons between securities analysts, institutional investors and other interested parties. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with GAAP. Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies. The Company does not provide a reconciliation of forward-looking adjusted EBITDA margin to the most directly comparable forward-looking GAAP measure of net income (loss) attributable to Granite Construction Incorporated because the timing and amount of the excluded items are unreasonably difficult to fully and accurately estimate.

GRANITE CONSTRUCTION INCORPORATED
EBITDA(1)
(Unaudited - dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net loss attributable to Granite Construction Incorporated	$(97,836)	$(8,385)	$(132,410)	$(19,808)
Depreciation, depletion and amortization expense(2)	32,901	28,036	61,747	43,547
(Benefit from) provision for income taxes	(31,760)	2,796	(40,925)	(1,335)
Interest expense, net of interest income	2,430	2,030	3,628	2,944
EBITDA	$(94,265)	$24,477	$(107,960)	$25,348
EBITDA margin(3)	(11.9%)	3.0%	(7.7%)	1.8%

Transaction costs	$9,990	$26,438	$14,314	$34,847
Adjusted EBITDA(1)	$(84,275)	$50,915	$(93,646)	$60,195
Adjusted EBITDA margin(1)	(10.7%)	6.3%	(6.6%)	4.4%

(1) We define EBITDA as GAAP net loss attributable to Granite Construction Incorporated, adjusted for net interest expense, taxes, depreciation, depletion and amortization. Adjusted EBITDA and adjusted EBITDA margin exclude the impact of acquisition and integration expenses and synergies.

(2) Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the condensed consolidated statements of operations of Granite Construction Incorporated.

(3) Represents EBITDA divided by consolidated revenue of $789.5 million and $1.41 billion for the three and six months ended June 30, 2019, respectively, and $807.1 and $1.37 billion for three and six months ended June 30, 2018, respectively.

GRANITE CONSTRUCTION INCORPORATED

Adjusted Net (Loss) Income Reconciliation(1)

(Unaudited - in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Loss before (benefit from) provision for income taxes	$(125,721)	$(3,285)	$(165,967)	$(17,078)
Transaction costs	16,263	29,505	27,265	37,914
Adjusted loss before (benefit from) provision for income taxes	$(109,458)	$26,220	$(138,702)	$20,836

(Benefit from) provision for income taxes	$(31,760)	$2,796	$(40,925)	$(1,335)
Tax effect of the transaction costs(1)	4,228	2,966	7,089	4,963
Adjusted (benefit from) provision for income taxes	$(27,532)	$5,762	$(33,836)	$3,628

Net loss attributable to Granite Construction Incorporated	$(97,836)	$(8,385)	$(132,410)	$(19,808)
After-tax transaction costs	12,035	26,539	20,176	32,951
Adjusted net (loss) income attributable to Granite Construction Incorporated	$(85,801)	$18,154	$(112,234)	$13,143

Diluted net loss per share attributable to common shareholders	$(2.09)	$(0.20)	$(2.83)	$(0.49)
After-tax transaction costs	0.26	0.64	0.43	0.82
Adjusted diluted net (loss) income per share attributable to common shareholders	$(1.83)	$0.44	$(2.40)	$0.33

(1)The tax effect of transaction costs was calculated using the Company’s estimated  annual statutory tax rate.

Contacts:

Investors

Lisa Curtis, 831-728-7532

Or

Media

Jacque Fourchy, 831-761-4741

Source: Granite Construction Incorporated